Exhibit 99.1
Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com
News Release

Belden Announces Completion of Grass Valley Divestiture

St. Louis, Missouri – July 2, 2020 - Belden Inc. (NYSE: BDC), a leading global supplier of specialty networking solutions, today announced the completion of the previously announced divestiture of the Company’s Live Media business (“Grass Valley”) to Black Dragon Capital, a private equity firm led by technology operating executives with deep media-related expertise and a proven track record of building market leading companies.

The transaction includes cash consideration plus various forms of deferred consideration. The gross cash consideration is $120 million, or approximately $67 million net of cash delivered with the business. Belden will also invest $3 million for an equity interest in Grass Valley with the right to put the equity back to Black Dragon at any time during the next 120 days. The deferred consideration includes a $175 million five-year seller’s note, up to $88 million in PIK interest on the seller’s note over its five-year term, and $178 million in potential earn-out payments. The earn-out payments are based on certain performance thresholds. Both the seller’s note and the PIK interest are due to Belden after five years. Grass Valley’s financial results were presented as discontinued operations in our full year 2019 and first quarter 2020 financial statements.

Roel Vestjens, President and CEO of Belden Inc., said, “This is an important milestone for Belden. We are pleased to announce the completion of this transaction, and we look forward to supporting the Black Dragon and Grass Valley teams during the transition. We are extremely excited about the opportunities for Belden going forward as we continue our transformation and align our portfolio of businesses around the favorable secular trends in industrial automation, cybersecurity, broadband & 5G, and smart buildings.”

Forward-Looking Statements

This release and any statements made by us concerning the subject matter of this release may contain forward-looking statements. Forward-looking statements also include any statements regarding future financial performance (including revenues, expenses, earnings, margins, cash flows, dividends, capital expenditures and financial condition), plans and objectives, and related assumptions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “forecast,” “guide,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. Forward-looking statements reflect management’s current beliefs and expectations and are not guarantees of future performance. Actual results may differ materially from those suggested by any forward-looking statements for a number of reasons, including, without limitation: the lack of certainty as to the duration and magnitude of the impact of COVID-19 and the economic recovery from that impact; the results of the Company’s impairment analysis, which could reduce EPS and adjusted EPS; the presence of substitute products in the marketplace; the inability of the Company to develop and introduce new products and competitive responses to our products; the increased influence of chief information officers and similar high-level executives; the increased prevalence of cloud computing; the inability to execute and realize the expected benefits from strategic initiatives (including revenue growth, cost control, and productivity improvement programs); the inability to achieve our strategic priorities in emerging markets; the inability to successfully complete and integrate acquisitions in furtherance of the Company’s strategic plan; foreign and domestic political, economic and other uncertainties, including changes in currency exchange rates; changes in tax laws and variability in the Company’s quarterly and annual effective tax rates; the impact of a challenging global economy or a downturn in served markets; the impact of changes in global tariffs and trade agreements; difficulty in forecasting revenue due to the unpredictable timing of orders related to customer projects; the competitiveness of the global markets in which we operate; volatility in credit and foreign exchange markets; the cost and availability of raw materials including copper, plastic compounds, electronic components, and other materials; the inability to obtain components in sufficient quantities on commercially reasonable terms; disruptions in the Company’s information systems including due to cyber-attacks; perceived or actual product failures; risks related to the use of open source software; disruption of, or changes in, the Company’s key distribution channels; the inability to retain senior management and key employees; assertions that the Company violates the intellectual property of others and the ownership of intellectual property by competitors and others that prevents the use of that intellectual property by the Company; the impact of regulatory requirements and other legal compliance issues; the impairment of goodwill and other intangible assets and the resulting impact on financial performance; disruptions and increased costs attendant to collective bargaining groups and other labor matters; and other factors.

For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the quarter ended December 31, 2019, filed with the SEC on February 11, 2020. Although the content of this release represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we give no assurances that the expectations will prove to be accurate. Deviations from the expectations may be material. For these reasons, Belden cautions readers to not place undue reliance on these forward-looking statements, which speak only as of the date made. Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments, or otherwise, except as required by law.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial and enterprise markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today's applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:
Belden Investor Relations
314-854-8054
Investor.Relations@Belden.com